Exhibit 16.2

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

December 9, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for The Dayton Power and Light Company (DP&L) and, under the date of February 17, 2011, we reported on the financial statements of DP&L as of and for the year ended December 31, 2010 and 2009. On December 2, 2011, we were notified that DP&L engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of DP&L’s financial statements as of and for the period ended December 31, 2011, and the issuance of our report thereon. We have read DP&L’s statements included under Item 4.01 of its Form 8-K dated December 2, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with DP&L’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on DP&L’s financial statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.